Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-238981 and No. 333-254514 on Form S-8 and Registration Statement No. 333-257592 on Form S-3ASR of our reports dated February 24, 2022, relating to the financial statements of Applied Molecular Transport Inc. and the effectiveness of Applied Molecular Transport Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Applied Molecular Transport Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California

February 24, 2022